SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 28, 2010

KEYUAN PETROCHEMICALS, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-124837	45-0538522
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Qingshi Industrial Park
Ningbo Economic & Technological Development Zone
Ningbo, Zhejiang Province
P.R. China 315803
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86) 574-8623-2955
 (ISSUER TELEPHONE NUMBER)

Silver Pearl Enterprises, Inc.
1541 E. Interstate 30
Rockwall, Texas 75087
 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

–––––––––––––––– Copies to: Leser, Hunter, Taubman & Taubman 17 State Street, Floor 20 New York, NY 10004 Tel: 212-732-7184
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 8.01 Other Events

On December 28, 2010, Keyuan Petrochemicals, Inc (the “Company”) exercised its mandatory conversion rights under the terms of the Series M Preferred Stock to convert all of outstanding shares of its Series M Preferred Stock into a total of 47,658,000 shares of Common Stock, $0.001 par value per share. As a result, following the conversion, all 47,658 shares of Series M preferred stock that had been outstanding will be cancelled and will be automatically converted, without any delivery of conversion notice required on the part of the holders of Series M Preferred Stock. As of the date hereof, the Company has 57,577,840 shares of Common Stock outstanding.

Pursuant to the Certificate of Designation of the Series M Preferred Stock, all outstanding shares of the Series M Preferred Stock shall automatically convert to shares of Common Stock, at such time when the Company amends its Articles of Incorporation to increase the number of authorized shares of Common Stock to such number that is equal to or greater than one hundred million (100,000,000). On December 6, 2010, the Company filed Definitive Schedule 14C information statement with the Commission proposing to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares and the number authorized shares of our preferred stock from 20,000,000 shares to 40,000,000 shares. The information statement was mailed to shareholders on December 6, 2010 and went effective on December 21, 2010. The Company then filed the Amended and Restated Articles of Incorporation with Secretary of State of Nevada and the Amended and Restated Articles went effective on December 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keyuan Petrochemicals, Inc.

By:	/s/ Aichun Li
Name:	Aichun Li
Title: Dated:	Chief Financiale Officer December 30, 2010